UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2018

AVEO Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34655	04-3581650
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Broadway, 14th Floor Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 588-1960

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into Material Definitive Agreement

On July 16, 2018, AVEO Pharmaceuticals, Inc. (“AVEO” or the “Company”) entered into a warrant agreement (the “Warrant Agreement”) with Computershare Inc. and Computershare Trust Company, N.A. (jointly, the “Warrant Agent”).

The Warrant Agreement describes the terms of warrants (the “Settlement Warrants”) for the purchase of 2,000,000 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) issued pursuant to the terms of the stipulation of settlement (the “Stipulation”) of a securities class action lawsuit, In re AVEO Pharmaceuticals, Inc. Securities Litigation et al., No. 1:13-cv-11157-DJC (the “Class Action”). The Warrant Agreement also describes the obligations of the Warrant Agent to deliver and oversee the administration of the Settlement Warrants thereunder. The Stipulation was approved by the U.S. District Court for the District of Massachusetts (the “Court”) pursuant to an order of final approval and final judgment on May 30, 2018 (the “Final Judgment”).

As previously disclosed, the Stipulation was entered into by the Parties (as defined below) in accordance with a binding Memorandum of Understanding (the “MOU”) with class representatives Robert Levine and William Windham (the “Plaintiffs”) regarding the settlement of the Class Action. The Class Action was originally filed in 2013 against the Company and certain of the Company’s former officers (Tuan Ha-Ngoc, David Johnston, and William Slichenmyer, together, the “Individual Defendants” and, collectively with the Company and the Plaintiffs, the “Parties”). The class members included shareholders who purchased the Company’s Common Stock between May 16, 2012 and May 1, 2013 (the “Class”).

In accordance with the Stipulation, all claims against the Company and the Individual Defendants by the Class are released for consideration consisting of (i) a cash payment of $15,000,000, which has been paid by the Company’s and the Individual Defendants’ insurance carriers, and (ii) the Settlement Warrants, which the Company issued today. The consideration is inclusive of attorneys’ fees and litigation-related expenses awarded by the Court to Plaintiffs’ counsel.

The Stipulation contains no admission of wrongdoing on behalf of the Company or the Individual Defendants. However, given the potential uncertainty, cost and burden of continued litigation, the Company believes the settlement is in its best interests and the best interests of its stockholders.

The foregoing descriptions of each the Warrant Agreement and the Final Judgment are not complete and are qualified in the entirety by reference to the full text of the Warrant Agreement and the Final Judgment, respectively. A copy of the Warrant Agreement is attached hereto as Exhibit 4.1, and a copy of the Final Judgment is attached hereto as Exhibit 99.1. Both documents are incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

Pursuant to the terms of the Stipulation and in accordance with the Warrant Agreement, the Company issued the Settlement Warrants on July 16, 2018.

The terms and conditions of the issuance of the Settlement Warrants were approved by the Court in its Final Judgment, after a hearing upon the fairness of such terms and conditions at which all members of the Class to whom it was proposed to issue the Settlement Warrants had the right to appear. Accordingly, the Settlement Warrants were issued in reliance on the exemption from registration provided by Section 3(a)(10) of the Securities Act of 1933, as amended (the “Securities Act”).

The Company did not receive any cash proceeds in connection with the issuance of the Settlement Warrants. However, the Settlement Warrants are exercisable at an exercise price of $3.00 per share, which was the closing price of the Company’s Common Stock on The Nasdaq Capital Market on December 22, 2017, the trading day prior to the execution of the MOU. Subject to certain conditions, the Settlement Warrants are exercisable from the date of issue until the expiration of a one-year period after the date of issue. The complete description of the terms of the Settlement Warrants, including the exercise thereof, is set forth in the Warrant Agreement between the Company and the Warrant Agent.

As the Section 3(a)(10) exemption described above does not exempt the Company’s issuance of the Common Stock underlying the Settlement Warrants upon exercise of the Settlement Warrants, the Company is obligated, pursuant to the Stipulation, to register such sales under the Securities Act on a registration statement on Form S-3.

Item 8.01.	Other Events.

As previously reported, the Company expects to report topline data from the TIVO-3 trial, its phase 3 trial of tivozanib as a third-line treatment for advanced renal cell carcinoma, approximately 6-8 weeks after the trial records 255 progression-free survival events (“PFS events”).

Due to the PFS events occurring slower than forecasted, combined with some patients being removed or “censored” from the PFS event count, which often occurs once the data cleaning and review process is initiated, the Company now expects to report TIVO-3 topline data in the fourth quarter of 2018.

Prior to reporting data, the Company plans to announce when 255 PFS events have occurred and topline data analysis for the trial has been initiated.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Warrant Agreement, dated July 16, 2018, by and among AVEO Pharmaceuticals, Inc. and Computershare Inc. and Computershare Trust Company, N.A., acting jointly as Warrant Agent.

99.1	Order of Final Approval and Final Judgment, dated as of May 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVEO Pharmaceuticals, Inc.
Date: July 16, 2018
	By:	/s/ Michael Bailey
Michael Bailey
President and Chief Executive Officer